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First Southern Bancorp
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FIRST SOUTHERN BANCORP
201 South Main Street
Statesboro, Georgia 30458

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

        You are cordially invited to attend the 2004 Annual Meeting of Shareholders of First Southern Bancorp. At the meeting, we will report on our bank’s performance and answer your questions. We look forward to discussing our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on Thursday, May 6, 2004 at 4:00 p.m. at our main office, located at 201 South Main Street, Statesboro, Georgia 30458, for the following purposes:

1.	To elect five members to the board of directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders of record owning our common stock at the close of business on March 8, 2004 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

Sincerely Yours, /s/ F. Thomas David F. Thomas David President and Chief Executive Officer

April 1, 2004
Statesboro, Georgia

FIRST SOUTHERN BANCORP
201 South Main Street
Statesboro, Georgia 30458

Proxy Statement for Annual Meeting of

Shareholders to be Held on May 6, 2004

        Our board of directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.

Voting Information

        The board set March 8, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to vote and to attend the meeting, with each share entitled to one vote. If you are a registered shareholder who wishes to vote at our annual meeting, you may do so by delivering your proxy card in person at the meeting. “Street name” shareholders who wish to vote at our annual meeting will need to obtain a proxy form from the institution that holds their shares. There were 920,547 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares in “street name” for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        When you sign the proxy card, you appoint F. Thomas David and Charles R. “Bo” Fennell as your representatives at the meeting. Messrs. David and Fennell will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. David and Fennell will vote your proxy for approval of the election to the board of directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. David and Fennell will vote your proxy on such matters in accordance with their judgment.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-KSB or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 1, 2004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

       Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class III at the 2004 annual meeting of shareholders, Class I at the 2005 annual meeting of shareholders, and Class II at the 2006 annual meeting of shareholders.

Class I	Class II	Class III
F. Thomas David	Michael R. Anderson	Tracy D. Ham
William I. Griffis	Charles A. Deal	W. Pratt Hill, III
R. Whitman Lord	James A. High	Ronnie J. Pope
Laura T. Marsh	Michael R. Kennedy	Lamar O. Reddick
Jeffrey D. Pope	Hudson J. Powell, Sr.	L. Anthony Waters, III
Devra P. Walker

        Shareholders will elect five nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2007 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect Tracy D. Ham, W. Pratt Hill, III, Ronnie J. Pope, Lamar O. Reddick, and L. Anthony Waters as Class III directors.

        If you submit a proxy but do not specify how you would like it to be voted, Mr. David and Mr. Fennell will vote your proxy to elect Messrs. Ham, Hill, Pope, Reddick and Waters. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. David and Mr. Fennell will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees. Each of the nominees has been a director since our inception in 2001, and is also an organizer and director of our subsidiary, First Southern Bank.

        Tracy D. Ham, 40, Class III director since our inception in April 2001, is the head coach at Clark Atlanta University in Atlanta. Since 1994, Mr. Ham has served as the President of Hambone Enterprises, a marketing firm. Since 1995, Mr. Ham has also served as the Vice President of TNT Enterprises, an entity specializing in the ownership, development and management of commercial property. In 1986, Mr. Ham received a Bachelor of Science degree in Recreation from Georgia Southern University. In 1985 and 1986, Mr. Ham served as quarterback of Georgia Southern University’s two-time National Championship collegiate football team. He played professional football in the Canadian Football League (CFL) from 1987 until 1999. During his time in the CFL, Mr. Ham was a member of the CFL Players’ Association from 1992 until 1999 and was a member of the CFL Pension Board from 1994 until 1999. Mr. Ham donates his time to several charitable organizations, including the Children’s Hospital in Macon, Georgia, Bethesda Home for Boys in Savannah, Georgia, the Special Olympics, and the March of Dimes. Mr. Ham is a member of the Whitesville Full Gospel Baptist Church where he serves as a deacon, teacher and member of the church Financial Committee.

        Walker Pratt Hill, III, 54, Class III director since our inception in April 2001, is a partner in the insurance agencies Lee, Hill & Johnston in Statesboro and Lee, Hill & Rowe in Savannah, Georgia. From 1973 until 1980, Mr. Hill worked with the C & S National Bank in Savannah. Mr. Hill was then employed by First Bulloch Bank & Trust Co. in Statesboro from 1980 until 1982, prior to entering the insurance business. Mr. Hill is a 1972 graduate of Georgia Southern College and attending Banking School at the University of Oklahoma. Mr. Hill served as a founding member and Past President of Joseph’s Home for Boys in Statesboro and has been an active member of the Red Cross Board of Directors, the Bulloch County Chamber of Commerce, the Georgia Chamber of Commerce, and the Statesboro Rotary Club. He is a Past President of Forest Heights Country Club

and has served on the club’s board for the past 10 years. Mr. Hill is past Chairman of the Statesboro High School Capital Fund Drive and is a member of the Statesboro High School Hall of Fame. Mr. Hill is currently a member of the Sigma Chi Alumni Association and serves on the Board of Directors for the Georgia Southern University Athletic Boosters and the Schenkel E-Z/Go Collegiate Golf Invitational Tournament. He attends St. Matthew’s Catholic Church in Statesboro.

        Ronnie J. Pope, 60, Class III director since our inception in April 2001, established R. J. Pope Traditional Menswear, Inc. and Cobblers Bench, Inc. in 1978. Mr. Pope presently serves as President of both corporations, which engage in the operation of retail specialty stores. Mr. Pope has served as President of the Georgia Southern University Athletic Boosters Association, President of the Downtown Merchants Association, and President of Bulloch Academy Booster Club. He has served as a member of the Georgia Southern University Foundation Board, the Statesboro-Bulloch County Recreation Department, the Statesboro Downtown Development Authority, the Statesboro-Bulloch County Chamber of Commerce, the Board of Trustees of Bulloch Academy, and an officer of the Statesboro High School Quarterback Club. Mr. Pope is an active supporter of youth sports and serves as both a coach and sponsor. He is also a participant in the Statesboro-Bulloch County Empty Stocking Drive. Mr. Pope is a member of Pittman Park United Methodist Church, where he formerly served as Chairman of the Pastor-Parish Relations Committee and presently serves on the Finance Committee. Ronnie J. Pope is the uncle of one of our directors, Jeffrey D. Pope.

        Lamar O. Reddick, 64, Class III director since our inception in April 2001, was the owner of Lamar O. Reddick & Associates, a land surveying firm, which he founded in 1963 and operated continually until he sold the business in December, 2002. Mr. Reddick is a registered land surveyor in Georgia and South Carolina. He remains active with the business since his official retirement. He has extensive real estate experience and holds an interest in several real estate properties in Statesboro and Bulloch County. Mr. Reddick graduated from Southern Polytechnic State University in 1960 with a degree in Civil Engineering Technology. He has been elected County Surveyor every term since 1965. Mr. Reddick has been active in numerous business and civic activities, having served as State President of the Surveying and Mapping Society of Georgia and President of the Statesboro Rotary Club. Mr. Reddick is an active member of the Statesboro Rotary Club, the Statesboro Homebuilder’s Association, the Statesboro/Bulloch Chamber of Commerce, Georgia Southern University Athletic Boosters, the Surveying and Mapping Society of Georgia, the American Congress on Surveying and Mapping, the National Association of County Surveyors, the National Society of Professional Surveyors, and 1906 Society of Georgia Southern University. He is a recipient of the Deen Day Smith Service to Mankind Award and is an active member of Pittman Park United Methodist Church, where he has served on several committees, including Chairman of the Administrative Board and Chairman of Finance.

    L. Anthony Waters, III, 45, Class III director since our inception in April 2001, is a Bulloch County native and co-owner of L.A. Waters Furniture Co., Inc., a 70 year old furniture retailer with five retail stores in Georgia and South Carolina. L.A. Waters Furniture Co., Inc., also operates eight furniture and appliance rental stores in South Georgia doing business under the name Rentown. Mr. Waters is a partner in Waters Properties, LLP and L.A. Waters Partnership, LLP, respectively, both of which are Georgia limited liability partnerships which own and lease residential, farm, and commercial property. Mr. Waters is a Past President of the Georgia Home Furnishing Association. Mr. Waters is also a member of the Board of Directors of the Georgia Retail Association and was named as the 2000-2001 Georgia Home Furnishings Retailer of the Year. Mr. Waters is a graduate of Georgia Southern University where he received a BBA degree in Accounting in 1982. He is very active in community affairs and serves on the Board of Trustees of the Georgia Southern University Foundation and the Statesboro Regional Library. In addition, Mr. Waters is a member and former Director of the Statesboro Rotary Club and the Statesboro/Bulloch County Chamber of Commerce. Mr. Waters is an active member of the First United Methodist Church of Statesboro and is on the Board of Directors for Joseph Home for Boys.

        Set forth below is also information about each of the company’s other directors and each of its executive officers. Each director has been a director since our inception in 2001, and is also an organizer and a director of our subsidiary bank.

        Mike Anderson, 39, Class II director, is a Bulloch County native. For the past 12 years, he has served as the President of Bulloch Fertilizer Company, Inc., a company which supplies fertilizer and farm supplies to persons involved in agricultural businesses in Bulloch and surrounding counties. Mr. Anderson graduated from the University of Georgia in 1988 with a B.S.A. in Agricultural Economics and a B.B.A. in Finance. Mr. Anderson presently serves on the Board of Directors of the Development Authority of Bulloch County, the Board of Directors of Excelsior Electric Membership Corporation, the Board of Directors for the Joseph’s Home for Boys, and the Board of Directors of Ogeechee Technical College. He also serves on the Bulloch County Land Use Planning Committee and is a member of the Governor’s Agricultural Advisory Board. Mr. Anderson is the Past President of the Statesboro/Bulloch County Chamber of Commerce, Past President of the Georgia Plant Food Educational Society and Past Secretary/Treasurer Development Authority of Bulloch County. He is also an active member of the Statesboro Rotary Club and First Baptist Church of Statesboro.

        Christopher T. Cliett, 43, is the Senior Vice President and Chief Credit Officer of First Southern Bancorp and First Southern National Bank. He has over 21 years of banking experience, most recently serving as City President of BB&T Swainsboro, Georgia from November 1994 until June 2001. During his employment with BB&T, Mr. Cliett was responsible for loan portfolio management, asset and liability management, and the overall performance of the office. Prior to employment with BB&T, he was employed by Bank South, Macon from May 1986 until November 1994 in numerous operational, management, and lending capacities. Prior to employment with Bank South, Macon, he was employed by the Farm Credit Service in Vidalia, Georgia from March 1983 until May 1986 in numerous operational, management, and lending capacities.

        Mr. Cliett graduated from the University of Georgia in 1983 with a Bachelor of Science in Agricultural Economics degree. He is also a graduate of the Louisiana State University Bankers School of the South and the Georgia Banking School. Mr. Cliett served as director of the Emmanuel County Chamber of Commerce, Trustee of the East Georgia College Foundation, and he is also a Past Chairman of the United Way. Mr. Cliett currently serves on the Boys and Girls Club board of directors and is a member of the OTC foundation board. Mr. Cliett is a member of the St. Matthews Catholic Church in Statesboro.

        F. Thomas David, 54, Class I director, is the President and Chief Executive Officer of First Southern Bancorp and First Southern National Bank. He had over 25 years of banking experience with Synovus Financial Corp., where he retired from Sea Island Bank in 1997. Other than First Southern National Bank, Mr. David has served on the Board of Directors of six different banks.

        Mr. David graduated from the University of Georgia in 1972 with a Bachelor of Business Administration degree. He is also a graduate of the Louisiana State University Banking School of the South and was an instructor of the Georgia Bankers Association Commercial Lending School. Mr. David presently serves on the Board of Trustees of Georgia Southern University Foundation and the Ogeechee Technical College Foundation. He is the Chairman of the Board of East Georgia Regional Medical Center, Vice Chairman of the Board of Ogeechee Technical College, President of the United Way of Southeast Georgia and Chairman of the 2003-2004 United Way Campaign. He is on the Board of Directors of the Statesboro-Bulloch County Chamber of Commerce and is a member of the Rotary Club of Statesboro.

        Mr. David is a recipient of the Deen Day Smith Service to Mankind Award and the Georgia Technical College Foundation Association Pacesetter Award. He is an active member of the First United Methodist Church of Statesboro, where he serves on the Board of Trustees.

        Charles A. Deal, 62, Class II director, is a lifelong resident of Bulloch County, Georgia. Since 1973, Mr. Deal has owned and operated a livestock feed business and is presently owner and senior partner of Cross Creek Farms, an agricultural family partnership. Mr. Deal was instrumental in organizing Bulloch Gin, Inc., a large cotton gin, and serves as a charter member of its Board of Directors. Mr. Deal also helped organize and presently serves as the charter Vice President of FiberMax Cotton Association, a national cotton marketing cooperative. For the past five years, Mr. Deal has served as director for Coastal Conservation of Georgia and on the Bulloch County Zoning Board. He has been an active member in numerous civic organizations and has served as President of Bulloch County Young Farmers and director of State of Georgia Young Farmers Association. He has also served on the Board of Trustees for Pinewood Christian Academy, on the Board of Bulloch County-Statesboro Chamber of Commerce Agri-Business Committee. Mr. Deal attended Georgia Southern College. Mr. Deal has been married for 41 years and has four children and 10 grandchildren. He has been a member of the Nevils United Methodist Church for 42 years where he has served as Chairman of the Administrative Board, Chairman of Trustees and Sunday School Superintendent. Mr. Deal was selected as State of Georgia Young Farmer of the Year in 1971, Bulloch County Farmer of the Year in 1971, and Bulloch County Farm Family of the Year in 1989.

        Charles R. (“Bo”) Fennell, Jr., 35, is the Chief Financial Officer of First Southern Bancorp and First Southern National Bank. Mr. Fennell graduated Statesboro High School in 1987 with honors and graduated Georgia Southern University in 1992 with a BBA in public accounting. While at Georgia Southern, Mr. Fennell was the captain of the golf team in 1990 – 1991 and was an All-American in 1990. After college, he played professional golf until 1995. From 1996 until 2001 he was with Eagle Bank and Trust, where he most recently served as its Chief Financial Officer. Mr. Fennell remains active in the community where he has worked with the Georgia Southern Boosters, Statesboro High School Boosters, Relay for Life, the Community Bankers Association Leadership Division, and First Baptist Church.

        William I. Griffis, CPA, CSRP, 57, Class I director and Chairman of the Board, is Vice President for Advancement at Georgia Southern University and President of the Georgia Southern University Foundation. Mr. Griffis is a Certified Public Accountant and a Certified Specialist in Retirement Planning. In 1998, Mr. Griffis retired as President and Chief Executive Officer from the T.J. Morris Company following 25 years of service. He graduated in 1969 from Georgia Southern University with a BBA in Accounting and received the Georgia Southern University College of Business Alumnus of the Year Award in 1993. Mr. Griffis has served as the President of the Statesboro Rotary Club, President of Forest Heights Country Club, President of the Georgia Southern University National Alumni Association, Chairman of the Georgia Southern University Athletic Boosters Association, and Vice President and executive member of the local Chamber of Commerce. Mr. Griffis is also a past member of the Board of Directors of Habitat for Humanity and currently works with the local Habitat Home Shop. He also serves as Chairman of the Schenkel EZ/Go Collegiate Golf Invitational, one of the top collegiate golf tournaments in the country. Mr. Griffis attends First Baptist Church of Statesboro.

        James A. High, D.D.S., 57, Class II director since our inception in April 2001, has been in the private practice of orthodontics in Statesboro since 1975. He graduated from Emory University as a member of the class of 1968 with a B.S. in Biology and received his D.D.S. degree from Emory University School of Dentistry in 1971. After two years in the private practice of general dentistry in Millen, Georgia, he entered the orthodontic residency program at Medical College of Georgia where he received his orthodontic training from 1973 until 1975. Dr. High is active in local, state and national dental and orthodontic organizations and is board certified in the specialty of orthodontics. At the Medical College of Georgia School of Dentistry, where he has taught part time since 1987, he holds the rank of Assistant Clinical Professor of Orthodontics. Dr. High is Past President of the Statesboro Rotary Club and is a 1990 recipient of the Deen Day Smith Service to Mankind Award. Dr. High is active in numerous civic and community affairs and is a member of Statesboro United Methodist Church where he serves as a lay liturgist, Sunday School teacher and a member of Methodist Men. He is a member of the Schenkel EZ/Go Collegiate Golf Invitational Tournament Committee and he is also a part of the Dayspring Emmaus Community.

        Michael R. Kennedy, 62, Class II director since our inception in April 2001, has served for the last 20 years as President of Kennedy Industries, Inc., a multi-faceted masonry supply and large truck parts and service company with ownership interests in 12 ready-mixed concrete plants. Mr. Kennedy is past president of the Georgia Concrete and Products Association and served as chairman of the Southeastern United States Promotion Committee for the National Ready Mixed Concrete Association. Mr. Kennedy attended Emory at Oxford College and graduated from Georgia Southern College in 1963. He has been an active member and has served on the Board of Directors of the Rotary Club of Statesboro, Statesboro-Bulloch County Chamber of Commerce, Forest Heights Country Club, Southeast Georgia United Way, Homebound Services, Bulloch Academy, Georgia Southern University Foundation, Georgia Southern University Boosters, and the Statesboro Georgia Southern Symphony Association. Mr. Kennedy has also served on the advisory boards of Georgia Southern University’s College of Science and Technology, Department of Building and Construction Technology, and Georgia Southern University’s Botanical Garden. He has also served on the board of trustees for Ogeechee Technical College. He is a member and elected elder of the First Presbyterian Church of Statesboro.

        R. Whitman Lord, O.D., 52, Class I director since inception in April 2001, is an optometrist and President of Lord Eye Centers, Inc., a five-location optometric/optical business with locations in Statesboro, Savannah, Rincon and Brunswick, Georgia. Lord Eye Centers, Inc. is the largest privately held business in the optometric/optical field in the State of Georgia and has been in operation since 1978. Dr. Lord serves on the editorial board of “Optometric Management Magazine”, the nation’s most widely read optometric business publication, and is on advisory panels to some of the nation’s largest contact lens manufacturers. He has served on the Georgia State Board of Examiners in Optometry since being appointed by Governor Zell Miller in 1992. He was a principal in Peach States Eye Care, LLC, formerly known as Southern States Eye Care, LLC, a limited liability company based in Atlanta that contracted with HMO’s for vision care for covered lives. At the time the company sold substantially all of its assets in April of 2000, Peach State Eye Care, LLC, had contracts covering more than 400,000 persons. Dr. Lord is a member of the Statesboro Rotary Club and the Chatham Club in Savannah. He is a member of the First United Methodist Church of Statesboro.

        Laura Taulbee Marsh, 33, Class I director since our inception in April 2001, is a partner with the law firm of Franklin, Taulbee, Rushing, Snipes & Marsh, P.C., in Statesboro, Georgia. She is admitted to practice law in the State of Georgia and the State of New York. She graduated from Florida State University in 1992 with a Bachelor of Science degree in Finance. In 1995, Mrs. Marsh obtained her juris doctorate degree, magna cum laude, from the University of Georgia School of Law, where she served on the Editorial Board of the Georgia Law Review and was a member of the school’s championship Intrastate and National Moot Court Teams. She was also a member of the Moot Court Executive Board, Order of the Coif, Order of Barristers, Phi Kappa Phi and Blue Key. Prior to returning to Statesboro in 1998, Mrs. Marsh was employed from 1995 until 1997 as a corporate attorney specializing in mergers and acquisitions with the New York City law firm of Sullivan & Cromwell. She then spent a year as an investment banker and counsel to the capital markets trading group at Lehman Brothers Inc. in New York. Mrs. Marsh is a member of First United Methodist Church of Statesboro, where she currently serves on the Administrative Board, and is a board member and Treasurer of the Statesboro Service League. She was a 2000 recipient of the Deen Day Smith Service to Mankind Award, is Treasurer of the local alumni chapter of Delta, Delta, Delta, and was a founding director of The Boys & Girls Club of Bulloch County, Inc.

         Jeffrey D. Pope, 41, Class I director since our inception in April 2001, is President and co-owner of Pope Construction Co., Inc., a general contracting firm engaged in commercial construction and having its principal place of business in Statesboro. Mr. Pope graduated from Georgia Southern University in 1985 with a Bachelor of Science degree in Civil Engineering Technology. From 1988 until 1997, Mr. Pope served as Vice President of Pope Construction Co., Inc., prior to his appointment to President in 1997. As an officer of Pope Construction Co., Inc., he has been involved in numerous real estate development projects including the development of retail, office, industrial, educational, and religious facilities. Mr. Pope has served on the Georgia Southern University advisory board for the Department of Building and Construction Technology and serves on several state and local game and fish boards. Mr. Pope is also a youth softball coach. Jeffrey D. Pope is the nephew of one of our directors, Ronnie J. Pope.

        Hudson J. Powell, Sr., D.M.D., 50, Class II director since our inception in April 2001, has been engaged in the private practice of general dentistry in Statesboro for the past 26 years. Dr. Powell is a lifelong resident of Bulloch County. He graduated magna cum laude from Georgia Southern College in 1975, with a B.S. in Biology. In 1978, Dr. Powell was awarded his Doctorate of Medicine in Dentistry from the Medical College of Georgia School of Dentistry. During his senior year, he received the International College of Dentists Award.

Dr. Powell is a member of the American Dental Association and various other local, state and national dental groups. He has served as a delegate to the Georgia Dental Association from the Southeastern District Dental Society. In 1992, Dr. Powell was selected as a member of the Georgia Academy of Dental Practice and now serves on its Executive Board of Directors. He is actively involved in the Statesboro United Methodist Church, where he has held several leadership positions including Chairman of the Administrative Board. He has also attended the Dayspring Emmaus Community. Dr. Powell is also active in several local civic and community groups, as a member of the Statesboro Rotary Club and the Bulloch County/Statesboro Chamber of Commerce. He served on the Executive Board of Georgia Southern University Athletic Boosters. Dr. Powell has served as Co-Chairman of the Statesboro High School Academic Booster Club and President of the Statesboro High School Athletic Booster Club. In 1992, he was selected for the Statesboro High School Athletic Hall of Fame. Mr. Powell is the brother-in-law of one of our directors, L. Anthony Waters, III.

        Devra P. Walker, CPA, 43, Class II director since our inception in April 2001, is co-owner of Walker Pharmacy & Gift Shop, Little Doses Children’s Wear, Brooklet Drug, and The Wash Room in Statesboro. In 1983, Mrs. Walker graduated summa cum laude from the University of Georgia with a Bachelor of Business Administration degree in Accounting. She received her Master of Accountancy degree with an emphasis in taxation from the University of Georgia in 1984. Mrs. Walker is a Certified Public Accountant and handles all purchasing and financial aspects of the businesses she owns with her husband. She is a member of the American Institute of CPAs and the Georgia Society of CPAs. She is a member of the Bulloch County Chamber of Commerce. She is President of the Statesboro Service League and is involved in numerous school, community, and church activities. She is an active member of the Statesboro Primitive Baptist Church.

        The directors shall be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The board of directors recommends a vote “for” approval of our five Class III directors up for election.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation we paid to our chief executive officer and president and each of our other executive officers, including those whose total annual compensation, including salary and bonus, exceeded $100,000 for services rendered during the fiscal year ended December 31, 2003.

Summary Compensation Table

				Long Term
				Compensation
				Awards
	Annual Compensation(1)
				Number of Securities
Name and Principal Position	Year	Salary	Bonus	Underlying Options
F. Thomas David	2003	$130,000	$20,000	-
Chief Executive Officer	2002	$115,200	$0	-
and President	2001	$115,200	$0	-
Chris T. Cliett	2003	$94,000	$15,000	-
Chief Credit Officer	2002	$85,000	$0	-
	2001	$85,000	$0	-
Charles R. "Bo" Fennell	2003	$71,000	$11,000	-
Chief Financial Officer	2002	$65,000	$0	-
	2001	$65,000	$0	-

(1)     Executive officers of the company also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed the lesser of either $50,000 or 10% of the executive’s annual salary and bonus.

Employment Agreements

    F. Thomas David, Chris T. Cliett and Charles R. Fennell. We have entered into employment agreements with Mr. David, as the president and chief executive officer of the company and the bank, Mr. Cliett as the chief credit officer of the company and the bank, and Mr. Fennell, as chief financial officer of the company and the bank. The agreements provide for an initial term of three years, to be extended automatically at the end of each year for an additional year so that the remaining term of the agreement will continue to be three years. The agreement for Mr. David provides for a base annual salary of $115,200, and the agreement with Mr. Cliett and Mr. Fennell provides for an annual salary of $85,000 and $65,000 per year respectively. Compensation is reviewed annually by the board of directors and may be increased from time to time based on the board’s recommendation. Mr. David is eligible to receive a bonus equal to up to 5% of the greater the bank’s net pre-tax consolidated income for the preceding fiscal year if the bank achieves certain performance levels established by the board of directors. Mr. Cliett and Mr. Fennell are also eligible to receive cash bonuses based upon achievement criteria established by the board of directors. Additionally, Mr. David, Mr. Cliett and Mr. Fennell participate in our health, disability, life insurance, and other benefit programs. Further, the agreements prohibit the executives during employment and for a period of 24 months following the termination of employment (except for termination that is without cause) from soliciting customers or employees of the bank for any competing business enterprise or competing with the bank by serving as an organizer, director, officer, consultant or greater than 1% shareholder of any depository financial institution or holding company within our territory.

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the Board of Directors. We did not pay any directors’ fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

Organizer Warrants

        In recognition of the financial risk and efforts our organizers undertook in forming the bank, at the time of our initial stock offering we issued to each organizer, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares the organizer purchased in the offering, except for Christopher T. Cliett, a non-director organizer, who received warrants to purchase one share of common stock for every three shares he purchased in the offering. The warrants vest over a five year period beginning one year from the date of the completion of the offering and are exercisable in whole or in part during the ten year period following that date.

Option Grants in Last Fiscal Year

        Pursuant to First Southern Bancorp 2002 Stock Incentive Plan, approved by our shareholders on May 8, 2003, we may grant options for up to 137,932 shares to our officers, directors, and employees. No options were issued to our named executive officers in 2003.

Aggregated Option Exercises and Year-End Option Values

        The following table shows the number of outstanding options currently held by our named executive officers. No options were exercised by our named executive officers in 2003. Our named executive officers also acquired organizer warrants for their efforts in connection with the formation of the bank.

	Number of Unexercised Securities		Value of Unexercised In-the-Money
	Underlying Options at Fiscal year End (#)		Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
F. Thomas David	30,651	15,326	$-	$-
Chris T. Cliett	7,356	11,035	$-	$-
Charles R. Fennell	7,356	11,035	$-	$-

(1)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($10.00) of the underlying common stock at December 31, 2003. If the closing market price is less than the exercise price, we assume that the value is zero. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Security Ownership of Certain

Beneficial Owners and Management

General

        The following table shows how much of our common stock is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 8, 2004. In addition, each organizer received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares purchased by that organizer in the offering, or 193,875 shares. The warrants, which are represented by separate warrant agreements, vest over a three year period beginning one year from the date of completion of the offering and are exercisable in whole or in part during the ten year period following that date. The mailing address for each beneficial owner is care of First Southern Bancorp, 201 South Main Street, Statesboro, Georgia 30158.

			Percentage of
	Number of Shares	Right to	Beneficial
	Shares Owned1	Acquire2	Ownership3
Michael R. Anderson	10,000	2,000	1.30%
Christopher T. Cliett	25,000	10,689	3.83%
F. Thomas David	50,000	40,651	8.96%
Charles A. Deal	22,500	4,500	2.92%
Charles Robert "Bo" Fennell, Jr	2,000	7,356	1.00%
William I. Griffis	25,000	8,678	3.62%
Tracy D. Ham	10,750	2,150	1.40%
James A. High	12,500	2,500	1.63%
W. Pratt Hill, III	25,000	5,000	3.24%
Michael R. Kennedy	12,500	2,500	1.63%
R. Whitman Lord	40,000	8,000	4.96%
Laura T. Marsh	8,000	1,600	1.04%
Jeffrey T. Pope	67,000	13,400	8.61%
Ronnie J. Pope	27,500	5,500	3.56%
Hudson J. Powell, Sr	10,000	2,000	1.30%
Lamar O. Reddick	13,500	2,700	1.75%
Devra P. Walker	10,500	2,100	1.37%
L. Anthony Waters, III	16,000	3,200	2.08%
All directors and executive officers	387,750	124,525	49.02%
as a group (18 persons)

* Indicates less than 1%

(1)     Includes shares for which the named person:
          o has sole voting and investment power,
          o has shared voting and investment power with a spouse or other person, or
          o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

           Does not include shares that may be acquired by exercising options or warrants.

(2)	Includes shares that may be acquired within the next 60 days by exercising stock options or warrants that vest during that time, but does not include any other stock options or warrants.

(3)	Determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2003, the board of directors of the company held no meetings and the board of directors of bank held 12 meetings. All of the directors of the company and bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

        Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend the annual meeting of First Southern Bancorp. Fourteen of our directors attended the 2003 annual meeting of shareholders.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at First Southern Bancorp, 201 South Main Street, Statesboro, Georgia 30458. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        Our board of directors has appointed a number of committees, including an audit, asset-liability, executive, loan and information technology committees. The audit committee is composed of Devra Walker, Jimmy High, Tracy Ham and Hudson Powell. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The audit committee met three times in 2003.

        None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. To qualify as an audit committee financial expert under these new rules, in addition to other attributes such as having the ability to understanding generally accepted accounting principles and financial statements, an individual must have experience preparing, auditing, analyzing, or evaluating financial statements for a company similar to ours, such as a former chief financial officer or auditor of a community bank. The chairperson of our audit committee, Devra Walker, is a non-practicing CPA and has the experience and ability to understand generally accepted accounting principles and analyze and evaluate our financial statements. However, none of our audit committee members have experience preparing, auditing, analyzing, or evaluating financial statements for a company similar to ours, and therefore none of the members of our audit committee qualify as “financial experts” as defined in the SEC rules. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

        Although none of the members of our audit committee qualify as “financial experts” as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and review with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports it findings to the board of directors.

Report of the Audit Committee of the Board

        The audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference and shall not be deemed filed under such acts.

        The audit committee reviewed and discussed with management the audited financials statements. The audit committee discussed with the independent auditors the maters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee received from the independent auditors the written disclosures and the letter required by the Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with the independent auditors the independent auditors’ independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members Devra Walker, Jimmy High, Tracy Ham, and Hudson Powell.

Other Committees

        The executive committee is composed of Billy Griffis, Tommy David, Jeff Pope, Laura Marsh, and Whit Lord. The executive committee met six times in 2003. The executive committee has the responsibility of establishing and approving all major policies concerning salary administration, incentive compensation and employee benefits.

        The loan committee is composed of Anthony Waters, Tommy David, Ronnie Pope, Lamar Reddick, Jeff Pope, Mike Kennedy, and Mike Anderson. The loan committee met 39 times in 2003. The loan committee has the responsibility of establishing and approving all loan policies, review of credits brought to the loan committee, approval or review of loan grading, charge offs, loan loss reserve calculations, and general oversight of the loan area of the bank.

        The information technology committee is composed of Pratt Hill, Devra Walker, and Ronnie Pope. The information technology committee met one time in 2003. The information technology committee has the responsibility of establishing and approving all major decisions regarding information security and network changes or enhancements.

        The asset-liability committee is composed of Ronnie Pope, Whit Lord, Hudson Powell, and Billy Griffis. The asset-liability committee met one time in 2003. The asset-liability committee has the responsibility of establishing and approving all major decisions with regards to investment securities, rate sensitivity of the bank’s assets and liabilities, and review of the bank’s market and economic risks.

        We have not formed an official nominating committee or adopted a nominating committee charter. Historically, our entire board of directors has served as the nominating committee. We are reviewing this policy and considering whether to adopt a formal nominating committee charter.

        For directors previously elected by shareholders to serve on the board and whose terms of service are expiring, the nominating committee considers whether to recommend to the board the nomination of those directors for re-election for another term of service. The nominating committee also considers whether to recommend to the board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

        Any shareholder may recommend the nomination of any person to serve on the board in accordance with our bylaws. Our bylaws require a shareholder to submit the name of the person to the secretary of the company in writing between 30 and 60 days prior to the meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders. Each notice must set forth: (i) with respect to the nominee, the name, age, business and residence addresses, principal business or occupation during the past five years, any affiliation with or material interest in the company or any transaction involving the company, and any affiliation with or material interest in any person or entity having an interest materially adverse to the company and (ii) is accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected.

        Our board considers a number of factors in determining whether to recommend to the board the nomination of any person for election as a director. While no single factor is determinative, the following factors are considered by the board in considering any potential nominee:

o	educational background, work experience, business acumen,
o	ability to grasp business and financial concepts, knowledge or experience related to banking or financial services,
o	previous service on boards (particularly of public companies),
o	willingness and ability to devote time and energy to the duties of a director,
o	a desire and ability to help enhance shareholder value,
o	reputation in the community,
o	character,
o	whether the nominee has any history of criminal convictions or violation of SEC rules,
o	actual or potential conflicts of interest, and
o	any other factor that the nominating committee considers relevant to a person’s potential service on the board of directors.

        The board of directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

        In determining whether to nominate any person for election by the shareholders, the board assesses the appropriate size of the board of directors, consistent with the bylaws of the Company, and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board will consider various potential candidates for director. Candidates may come to the attention of the board through a variety of sources including, but not limited to, current members of the board, shareholders, or other persons. The board of directors considers properly submitted recommendations by shareholders who are not directors, officers, or employees of the company on the same basis as candidates recommended by any other person.

        We do not pay a third party to assist in identifying and evaluating candidates.

AUDITING AND RELATED FEES

        Porter Keadle Moore, LLP was the auditor of our financial statements for the years ended December 31, 2003 and 2002 and has been engaged by the audit committee of the board to perform the 2004 audit of the financial statements. We do not expect a representative of Porter Keadle Moore, LLP to be present at the annual meeting. The following table shows the fees that we paid or accrued for the audit and other services provided by Porter Keadle Moore, LLP for the fiscal years ended December 31, 2003 and 2002:

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002
Audit Fees	$38,008	$33,761
Audit-Related Fees	-	-
Tax Fees	3,400	1,500
All Other Fees	-	10,000
Total	$41,408	$45,261

Audit Fees. This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2003 and 2002, review of our annual report on Form 10-KSB and for the limited reviews of our quarterly condensed consolidated financial statements included in our periodic reports filed with the SEC during 2003 and 2002.

Audit-Related Fees. Porter Keadle Moore, LLP billed no fees for audit-related fees during 2003 or 2002.

Tax Fees. This category includes the aggregate fees billed for tax services rendered by Porter Keadle Moore, LLP during the fiscal years ended December 31, 2003 and 2002. These services consisted primarily of tax compliance and tax consultation services.

All Other Fees.This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered to us by Porter Keadle Moore, LLP during the fiscal years ended December 31, 2003 and 2002. During 2002, these other fees were received for outsourced internal audit procedures.

Oversight of Accountants; Approval of Accounting Fees. The board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We completed construction of our main office building during 2003 under a construction contract with Pope Construction Co., Inc., a company affiliated with Mr. Jeffrey D. Pope, one of our directors, to construct our main office building. The total amount of the contract is $1,681,000, of which $1,252,000 was paid or accrued as of December 31, 2002 and the remaining $429,000 was paid or accrued as of December 31, 2003. We believe that this contract has been negotiated on terms competitive in our market. This contract was approved by the disinterested members of our board of directors.

        We also have banking and other transactions in the ordinary course of business with our directors and officers and the bank and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or the bank. Loans to individual directors and officers must also comply with the bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and certain individuals are required to report periodically their ownership of the company’s common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, it appears that all such reports for the following persons were filed in a timely manner.

CODE OF ETHICS

        We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public. Although we have not adopted a formal code of ethics that applies to our senior executive officers, we are developing a code that we expect will be approved by our board of directors in the near future.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 1, 2004. To ensure prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 1, 2004

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST SOUTHERN BANCORP
To be held on May 6, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints F. Thomas David and Bo Fennell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Southern Bancorp that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at our main office located at 201 South Main Street, Statesboro, Georgia 30458, on May 6, 2004 at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the five identified Class III directors to serve on the Board of Directors.

1.     PROPOSAL to elect the five identified Class III directors.

         Tracy D. Ham
         W. Pratt Hill
         Ronnie J. Pope
         Lamar O. Reddick
         L. Anthony Waters, III

                [  ] FOR all nominees                                                       [  ] WITHHOLD AUTHORITY
                      listed (except as marked to                                             to vote for all nominees
                      the contrary)

        (INSTRUCTION:  To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

Dated ___________________________, 2004                                         Dated ___________________________, 2004

____________________________________                                         _____________________________________
Signature of Shareholder                                                                                 Signature of Shareholder

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.